EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                NEW PLAYBOY, INC.


         NEW PLAYBOY, INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

         1. The Amended and Restated Certificate of Incorporation of the Corporation is amended by adding the following sentence to the end of the fifth paragraph of Article FOURTH thereof:

         The prior sentence shall not, however, apply to the merger to be effected under Section 251(g) of the General Corporation Law of the State of Delaware as contemplated by the Agreement and Plan of Merger, dated as of May 29, 1998, as the same has been and may be amended, to which the Corporation is a party.

         2. The foregoing amendment to the Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 and has been consented to in writing in accordance with Section 228 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, New Playboy, Inc. has caused this Certificate of Amendment to be executed by its duly authorized officer this 15th of March, 1999.

                                        NEW PLAYBOY, INC.


                                        By: /s/ Howard Shapiro
                                            ------------------
                                            Name:  Howard Shapiro
                                            Title: Executive Vice President,
                                                   Law and Administration,
                                                   General Counsel and Secretary

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